Pricing Supplement No. 26  Dated November 21, 1996
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(2)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $5,000,000

CUSIP: 61687Y AX5

Trade Date: November 21, 1996

Settlement Date: December 16, 1996

Maturity Date: December 16, 2006

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: 99.98%

Interest Rate (per annum): 3-month LIBOR + 0.40%, subject to a
Maximum Interest Rate of 9%.
Intermediation calculations rounded to five decimal places;
Coupon rounded to three decimal places.

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (X)  LIBOR (Telerate)         (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s): March 16, June 16, September 16 and
December 16 of each year, commencing March 16, 1997

Record Date(s): (X)  The fifteenth day (whether or not a Business
Day) next preceding each Interest Payment Date.
                (  )  Other

Initial Interest Rate Per Annum: Rate on the second Business Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
(  ) Monthly    (X)  Quarterly (30/360 with no adjustment to period
end date for calculation purposes.)

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly
(X) Quarterly (30/360 with no adjustment to period end date for calculation purposes.)
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the Interest
Reset Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: 16th of each March, June, September and December
(whether or not a Business Day) beginning March 16, 1997.

Interest Calculation:
     (X)  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): +.40%         Spread Multiplier: N/A

Index Maturity: 3 months           Index Currency: N/A

Maximum Interest Rate: 9.00%       Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       ( X)  30/360 with no adjustment to period
                         end date for calculation purposes
                         (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                      (  )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          (  )  Certificated Note

Denomination: $250,000 with $5,000 integral multiples thereafter.

Redemption:
(  )  The Notes may not be redeemed prior to stated maturity.
(X) The Notes may not be redeemed prior to December 16, 1999. The notes may be redeemed at the option of the Company upon at least 15 calendar days notice, in whole but not in part, on December 16, 1999 and each Interest Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s): December 16, 1999 and each Interest
Payment Date thereafter (subject to Business Day convention described in the Prospectus Supplement)
Initial Redemption Date: December 16, 1999 (subject to Business
Day convention described in the Prospectus Supplement)
Initial Redemption Percentage: See above
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Repayment Date Prices: N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National
                              Association
                        (  )  Morgan Guaranty Trust Company of New York


Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE
THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.